Exhibit 10.35

Restricted Stock Agreement
Under
Coty Inc. Executive Ownership Plan

(as amended on April 8, 2013 and effective as of the Effective Date)

This Restricted Stock Agreement (“Agreement”), effective on the Effective Date, hereby amends the Restricted Stock Agreement (the “Original Restricted Stock Agreement”) entered into the Company and the applicable Participant on the applicable Investment Date. Any term capitalized but not defined in this Agreement will have the meaning set forth in the Coty Inc. Executive Ownership Plan, as amended April 8, 2013 (the “Plan”).

1.

Restricted Stock Investment. The Participant hereby purchases as of the Investment Date Shares of Restricted Stock (the “Restricted Shares”) at their Fair Market Value per share, for a total purchase price set forth in the Original Restricted Stock Agreement.

2.

Section 83(b) Election. As a condition to this purchase, the Participant, if a United States taxpayer, shall no later than 30 days after the Investment Date file with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code on the form provided to the Participant for this purpose and deliver a copy of such election to the Company.

3.

Restriction Period. The Restriction Period for the Restricted Shares is the five-year period commencing on the Investment Date; provided, that the Participant’s Restriction Period shall immediately end upon termination of Service for any reason. After the Restriction Period, the Restricted Shares are referred to in the Plan and this Agreement as the “Owned Shares.”

4.	Transferability. The Shares of Restricted Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Participant at any time.

5.

Custody of Restricted Stock. During the Restriction Period, the Shares of Restricted Stock shall be held for the benefit of the Participant in an account as may be designated by the Committee and monitored by the Company in accordance with the procedures designated by the Committee.

6.	Voting Rights. The Participant may exercise all voting rights with respect to the Restricted Shares.

7.	Dividends and Other Distributions. The Participant shall receive regular dividends, dividend equivalents and other distributions paid on the Restricted Shares.

8.

Automatic Matching Option Grant. As a consequence of the Participant’s purchase of the Restricted Shares, the Participant will receive an automatic grant of a Matching Option on the Investment Date in accordance with the terms of the Plan and the terms of the Matching Option Agreement associated with such grant.

9.	Securities Law Requirements.

(a)

If at any time the Committee determines that exercising the Option or issuing Shares would violate applicable securities laws, the Option will not be exercisable, and the Company will not be required to issue such Shares. The Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to exercise, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

(b)

No Person who acquires Shares under this Agreement may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.

10.

No Limitation on Rights of the Company. The grant of the Restricted Shares does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

11.

Plan and Agreement Not a Contract of Employment or Service. Neither the Plan nor this Agreement is a contract of employment or Service, and no terms of the Participant’s employment or Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights on the Participant to continue to be employed or remain in Service with the Company, nor will it interfere with any Company Party’s right to discharge the Participant or to deal with him or her regardless of the existence of the Plan, this Agreement or the Restricted Shares.

12.

Participant to Have No Rights as a Shareholder. Before the date as of which the Participant is recorded on the books of the Company as the holder of any Restricted Shares, the Participant will have no rights as a shareholder with respect to those Shares.

13.

Notice. Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:

Coty Inc.
Two Park Avenue
17th Floor
New York, New York 10016
Attention: General Counsel

Notice to the Participant should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 13 by giving such other party written notice of such change, in accordance with the procedures described above.

14.

Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

15.

Governing Law. To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

16.

Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

17.	Amendment of the Agreement. This Agreement may be amended unilaterally by the Committee to the extent provided under the Plan, or by a written instrument signed by both parties.

18.

Entire Agreement. This Agreement, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter.

19.

Administration. The Committee administers the Plan and this Agreement. The Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. The Participant hereby acknowledges receipt of a copy of the Plan.

20.	Counterparts. The parties may execute this Agreement in one or more counterparts, both of which together shall constitute but one agreement.

21.	Revocability. The Participant may by written notice to the Committee revoke this Agreement and his or her Restricted Share purchase at any time prior to the Investment Date.

IN WITNESS WHEREOF, the Company has duly executed this Agreement as of the date first written above.

COTY INC.

By:
Name: Jules Kaufman
Title: SVP, General Counsel & Secretary